As filed with the Securities and Exchange Commission on February 25, 2021

Registration No. 333-231832

Registration No. 333-191253

Registration No. 333-152962

Registration No. 333-133733

Registration No. 333-63622

Registration No. 333-38522

Registration No. 333-72477

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-231832

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-191253

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-152962

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-133733

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-63622

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-38522

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-72477

FORM S-8 REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NATIONAL HOLDINGS CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	6200	36-4128138
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

National Holdings Corporation

200 Vesey Street, 25th Floor,

New York, NY 10281

(212) 417-8000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Michael Mullen
Chief Executive Officer

National Holdings Corporation

200 Vesey Street, 25th Floor,

New York, NY 10281

(212) 417-8000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Patrick S. Brown
Sullivan & Cromwell LLP
1888 Century Park East, Suite 2100
Los Angeles, CA 90067
(310) 712-6603

Approximate date of commencement of proposed sale to the public: Not applicable

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) are filed by National Holdings Corporation (the “Company”) to remove from registration all shares of common stock of the Company, par value $0.02 per share (the “Shares”), that were originally registered under the following registration statements on Form S-8 (together, the “Registration Statements”), but remain unissued or unsold under the Registration Statements, respectively:

1.	Registration Statement No. 333-231832, registering an additional 1,679,867 Shares consisting of (i) 180,000 Shares available for issuance upon exercise of stock options granted to the Company’s president and chief financial officer, Glenn C. Worman, as inducement grants for initial employment, and (ii) 1,499,867 Shares issuable under the National Holdings Corporation 2013 Omnibus Incentive Plan (the “2013 Stock Incentive Plan”), which was filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 30, 2019.

2.	Registration Statement No. 333-191253, registering 15,500,000 Shares consisting of (i) an 9,700,000 Shares available for issuance upon exercise of stock options currently outstanding under the 2013 Stock Incentive Plan, and (ii) an additional 5,800,000 Shares issuable under the 2013 Stock Incentive Plan, which was filed with the SEC on September 19, 2013.

3.	Registration Statement No. 333-152962, registering 7,000,000 Shares consisting of (i) 5,000,000 Shares issuable under the National Holdings Corporation 2008 Stock Option Plan and (ii) 2,000,000 Shares issuable to employees of the Company pursuant to certain non-statutory stock option agreements, which was filed with the SEC on August 12, 2008.

4.	Registration Statement No. 333-133733, registering 1,500,000 Shares issuable under the National Holdings Corporation 2006 Stock Option Plan, which was filed with the SEC on May 1, 2006.

5.	Registration Statement No. 333-63622, registering 1,000,000 Shares issuable under the Olympic Cascade Financial Corporation 2001 Stock Option Plan, which was filed with the SEC on June 22, 2001.

6.	Registration Statement No. 333-38522, registering 500,000 Shares issuable under the Olympic Cascade Financial Corporation 2000 Stock Option Plan, which was filed with the SEC on June 2, 2000.

7.	Registration Statement No. 333-72477, registering 1,106,537 Shares issuable under the Olympic Cascade Financial Corporation 1996 Stock Option Plan, Olympic Cascade Financial Corporation 1997 Stock Option Plan and Olympic Cascade Financial Corporation 1999 Stock Option Plan, which was filed with the SEC on February 17, 1999.

On January 10, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with B. Riley Financial, Inc., a Delaware corporation (“Parent”), and B. Riley Principal Merger Corp. III, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, on February 25, 2021, Merger Sub was merged with and into the Company (the “Merger”). Upon consummation of the Merger, the Company became a wholly owned subsidiary of Parent.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unissued or unsold at the termination of the offering, the Company hereby removes from registration all such securities registered under the Registration Statements that remain unissued or unsold as of the date hereof and terminates the effectiveness of the Registration Statements.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8–K filed with the SEC on January 11, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 25th day of February, 2021.

National Holdings Corporation

By:	/s/ Michael Mullen
Name:	Michael Mullen
Title:	Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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